Exhibit 10.15

[First Marblehead Letterhead]

February 12, 2008 (as amended 2/28/08)

Andrew Hawley
[address]

Dear Andy:

In connection with the termination of your employment with The First Marblehead Education Resources, Inc. (the “Company”) on February 29, 2009, you are eligible to receive the severance benefits described in the “Description of Severance Benefits” attached to this letter agreement as Attachment A if you sign and return this letter agreement to me no earlier than February 29, 2008 but by March 3, 2008 and it becomes binding between you and the Company.  By signing and returning this letter agreement, you will be entering into a binding agreement with the Company and will be agreeing to the terms and conditions set forth in the numbered paragraphs below, including the release of claims set forth in paragraph 3.  Therefore, you are advised to consult with an attorney before signing this letter agreement and you may take up to twenty-one (21) days to do so.  If you sign this letter agreement, you may change your mind and revoke your agreement during the seven (7) day period after you have signed it.  If you do not so revoke, this letter agreement will become a binding agreement between you and the Company upon the expiration of the seven (7) day revocation period.

If you choose not to sign and return this letter agreement by March 3, 2008 or if you revoke your acceptance of this letter agreement during the revocation period, you shall not receive any severance benefits from the Company.  You will, however, receive payment on your termination for your final wages and any unused vacation time accrued through the Termination Date (as defined herein).  Also, regardless of signing this letter agreement, if eligible, you may elect to continue receiving group medical insurance pursuant to the federal “COBRA” law, 29 U.S.C. § 1161 et seq.  All premium costs for “COBRA” shall be paid by you on a monthly basis for as long as, and to the extent that, you remain eligible for COBRA continuation.  You should consult the COBRA materials to be provided by the Company for details regarding these benefits.  All other benefits, including life insurance and long-term disability, will cease upon your Termination Date.

The following numbered paragraphs set forth the terms and conditions which will apply if you timely sign and return this letter agreement and do not revoke it within the seven (7) day revocation period:

1.             Termination Date - Your effective date of termination from the Company is February 29, 2008 (the “Termination Date”).

2.             Description of Severance Benefits - The severance benefits paid to you if you timely sign, return and do not revoke this letter agreement are described in the “Description of Severance Benefits” attached as Attachment A (the “severance benefits”).

3.             Release - In consideration of the payment of the severance benefits, which you acknowledge you would not otherwise be entitled to receive, you hereby fully, forever, irrevocably and unconditionally release, remise and discharge the Company, its officers, directors, stockholders, corporate affiliates, subsidiaries, parent companies, successors and assigns, agents and employees (each in their individual and corporate capacities) (hereinafter, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature which you ever had or now have against the Released Parties, including, but not limited to, those claims arising out of your employment with and/or separation from the Company, including, but not limited to, all claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. § 2101 et seq., Section 806 of the Corporate and Criminal Fraud Accountability Act of 2002, 18 U.S.C. § 1514(A), the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., Executive Order 11246, Executive Order 11141, the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq., the Massachusetts Fair Employment Practices Act., M.G.L. c. 151B, § 1 et seq., the Massachusetts Civil Rights Act, M.G.L. c. 12, §§ 11H and 11I, the Massachusetts Equal Rights Act, M.G.L. c. 93, § 102 and M.G.L. c. 214, § 1C, the Massachusetts Labor and Industries Act, M.G.L. c. 149, § 1 et seq., the Massachusetts Privacy Act, M.G.L. c. 214, § 1B, and the Massachusetts Maternity Leave Act, M.G.L. c. 149, § 105D, all as amended; all common law claims including, but not limited to, actions in tort, defamation and breach of contract; all claims to any non-vested ownership interest in the Company, contractual or otherwise, including, but not limited to, claims to stock or stock options; and any claim or damage arising out of your employment with or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that nothing in this Agreement prevents you from filing, cooperating with, or participating in any proceeding before the EEOC or a state Fair Employment Practices Agency (except that you acknowledge that you may not be able to recover any monetary benefits in connection with any such claim, charge or proceeding).

4.             Invention, Non-Disclosure, Non-Competition and Non-Solicitation Obligations — You acknowledge and reaffirm your obligation to keep confidential and not to disclose any and all non-public information concerning the Company which you acquired during the course of your employment with the Company, including, but not limited to, any non-public information concerning the Company’s business affairs, business prospects and financial condition, as is stated more fully in the Invention, Non-Disclosure, Non-Competition and Non-Solicitation Agreement you executed on September 9, 2005. In response to your concerns regarding the non-competition provisions of the agreement, the Company will not consider it a violation of the non-competition provisions of the Agreement for you to accept a position by or consulting for a financial services company that does not specifically offer student loans provided that you do not violate any other provisions of the Agreement.  Where a financial services company has multiple lines of business including the provision of student loans, the Company will not consider it a violation of the Agreement for you to accept a position with or enter into a consulting relationship relating solely to a line of business that does not engage in the provision of student loans provided that you do not violate any other provisions of the Agreement.  While the Company has no interest in unnecessarily limiting your future opportunities, it believes that any employment or consulting relationship for a student loans business (whether public or private) would inevitably require you to disclose information the Company considers confidential.

5.             Return of Company Property - You confirm that you have returned to the Company all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones, pagers, etc.), Company identification, Company vehicles and any other Company-owned property in your possession or control and have left intact all electronic Company documents, including but not limited to, those that you developed or helped develop during your employment.  You further confirm that you have cancelled all accounts for your benefit, if any, in the Company’s name, including but not limited to, credit cards, telephone charge cards, cellular phone and/or pager accounts and computer accounts.

6.             Business Expenses and Compensation - You acknowledge that you have been reimbursed by the Company for all business expenses incurred in conjunction with the performance of your employment and that no other reimbursements are owed to you.  You further acknowledge that you have received payment in full for all services rendered in conjunction with your employment by the Company and that no other compensation is owed to you except as provided herein.

7.             Non-Disparagement - You understand and agree that, as a condition for payment to you of the consideration herein described, you shall not make any false, disparaging or derogatory statements to any media outlet, industry group, financial institution or current or former employee, consultant, client or customer of the Company regarding the Company or any of its directors, officers, employees, agents or representatives or about the Company’s business affairs and financial condition.  The Company in turn agrees not to make any false, disparaging or derogatory statements about you.

8.             Amendment - This letter agreement shall be binding upon the parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the parties hereto.  This letter agreement is binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors and administrators.

9.             Waiver of Rights - No delay or omission by the Company in exercising any right under this letter agreement shall operate as a waiver of that or any other right.  A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

10.           Validity - Should any provision of this letter agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this letter agreement.

11.           Confidentiality — To the extent permitted by law, you understand and agree that, as a condition for payment to you of the severance benefits herein described, the terms and contents of this letter agreement, and the contents of the negotiations and discussions resulting in this letter agreement, shall be maintained as confidential by you and your agents and representatives and shall not be disclosed to any third party except to the extent required by federal or state law or as otherwise agreed to in writing by the Company.

12.           Cooperation — You agree to cooperate with the Company in the investigation, defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company.  Your cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with the Company’s counsel to prepare for discovery or any mediation, arbitration, trial, administrative hearing or other proceeding or to act as a witness when reasonably requested by the Company at mutually agreeable times and at locations mutually convenient to you and the Company.  You also agree to cooperate with the Company in the transitioning of your work, and will be available to the Company for this purpose or any other purpose reasonably requested by the Company.

13.           Tax Provision — In connection with the severance benefits provided to you pursuant to this letter agreement, the Company shall withhold and remit to the tax authorities the amounts required under applicable law, and you shall be responsible for all applicable taxes with respect to such severance benefits under applicable law.  You acknowledge that you are not relying upon advice or representation of the Company with respect to the tax treatment of any of the severance benefits set forth in Attachment A.

14.           Nature of Agreement - You understand and agree that this letter agreement is a severance agreement and does not constitute an admission of liability or wrongdoing on the part of the Company.

15.           Acknowledgments - You acknowledge that you have been given at least twenty-one (21) days to consider this letter agreement, including Attachment A, and that the Company advised you to consult with an attorney of your own choosing prior to signing this letter agreement.  You understand that you may revoke this letter agreement for a period of seven (7) days after you sign this letter agreement, and the letter agreement shall not be effective or enforceable until the expiration of this seven (7) day revocation period.  You understand and agree that by entering into this letter agreement you are waiving any and all rights or claims you might have under The Age Discrimination in Employment Act, as amended by The Older Workers Benefit Protection Act, and that you have received consideration beyond that to which you were previously entitled.

16.           Voluntary Assent - You affirm that no other promises or agreements of any kind have been made to or with you by any person or entity whatsoever to cause you to sign this letter agreement, and that you fully understand the meaning and intent of this letter agreement.  You state and represent that you have had an opportunity to fully discuss and review the terms of this letter agreement with an attorney.  You further state and represent that you have carefully read this letter agreement, including Attachment A, understand the contents herein, freely and voluntarily assent to all of the terms and conditions hereof, and sign your name of your own free act.

17.           Applicable Law - This letter agreement shall be interpreted and construed by the laws of the Commonwealth of Massachusetts, without regard to conflict of laws provisions.  You hereby irrevocably submit to and acknowledge and recognize the jurisdiction of the courts of the Commonwealth of Massachusetts, or if appropriate, a federal court located in Massachusetts (which courts, for purposes of this letter agreement, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with this letter agreement or the subject matter hereof.

18.           Entire Agreement - This letter agreement, including Attachment A, contains and constitutes the entire understanding and agreement between the parties hereto with respect to your severance benefits and the settlement of claims against the Company and cancels all previous oral and written negotiations, agreements, commitments and writings in connection therewith.  Nothing in this paragraph, however, shall modify, cancel or supersede your obligations set forth in paragraph 4 herein.

If you have any questions about the matters covered in this letter agreement, please call me at (617) 638-2079.

Very truly yours,

The First Marblehead Education Resources, Inc.

By:	/s/ Robin Camara
Robin Camara
Senior Vice President, Human Resources

I hereby agree to the terms and conditions set forth above and in the attached Description of Severance Benefits.  I have been given at least twenty-one (21) days to consider this letter agreement and I have chosen to execute this on the date below.  I intend that this letter agreement become a binding agreement between me and the Company if I do not revoke my acceptance in seven (7) days.

/s/ Andrew J. Hawley	Date	3/2/08
Andrew Hawley

To be returned no earlier than February 29, 2008 but by March 3, 2008.

ATTACHMENT A

DESCRIPTION OF SEVERANCE BENEFITS

Severance:  The Company will pay you severance pay in the form of continuation of your base salary, less all applicable state and federal taxes, for nine (9) months (the “Severance Pay Period”).  This severance will begin on March 1, 2008 and will conclude on November 30, 2008.  This severance pay will be paid in accordance with the Company’s normal payroll procedures but in no event earlier than the eighth (8th) day after execution of this letter agreement and provided that you do not revoke this letter agreement.

Benefits:  Effective as of the Termination Date, you shall be considered to have elected to continue receiving group medical insurance pursuant to the federal “COBRA” law, 29 U.S.C. § 1161 et seq.  During the nine (9) months following your Termination Date, from March 1, 2008 to November 30, 2008, the Company shall continue to pay the share of the premium for such coverage that is paid by the Company for active and similarly-situated employees who receive the same type of coverage.  The remaining balance of any premium costs, and all premium costs after November 30, 2008, shall be paid by you on a monthly basis for as long as, and to the extent that, you remain eligible for COBRA continuation.  You should consult the COBRA materials to be provided by the Company for details regarding these benefits.

Restricted Stock Units:  Per the terms of your Restricted Stock Agreement granted under the 2003 Stock Incentive Plan, The Company will vest 19,125 Restricted Stock Units as of your Termination Date.  This includes 7,500 units that would have vested on May 1, 2008, 4,125 that would have vested on August 15, 2008 and 7,500 units that would have vested on May 1, 2009.  No shares will be delivered pursuant to the vesting of RSU’s unless and until you pay to the Company, or make provisions satisfactory to the Company for payment of any federal, state or local withholding taxes required by law to be withheld in respect of this option.

Outplacement:  The Company will provide you an allowance up to $30,000 to cover any and all executive outplacement, career counseling or career transition services you may utilize during the twelve (12) month period following your Termination Date.  You should submit any invoicing for said services directly to the Company and the Company will pay for said services directly to the provider.

All other benefits, including life insurance and long-term disability, will cease upon the Termination Date.